EXHIBIT 99.1

CROWDGATHER, INC. APPOINTS INTERNET AND DIGITAL MEDIA VETERAN,
FERNANDO MUNOZ AS VICE PRESIDENT OF TECHNOLOGY

Woodland Hills, CA.  June 17, 2008 --- CrowdGather, Inc. (OTCBB: CRWG) today announced that Fernando Munoz has joined the company as Vice President of Technology.  Munoz will assume responsibility for leading the development of the CrowdGather, forum-centric social and advertising network.

Munoz is a seasoned Information Systems Engineer with more than 20 years experience in the computer sciences field.  Before moving to the United States in 1990, Munoz co-founded and served as CTO at Vecom Computacion Ltda. Munoz later became the Vice President of Digital Media with Lionsgate Entertainment, implementing the first industry digital assets management system.  Munoz went on to co-found the Digital Agency Group Inc. which focused on Internet marketing for major Los Angeles film studios.  In addition, Munoz has served as a technology consultant for Corning Inc., Price Pfister Inc., Wedding Solutions and IBM.

“Fernando shares our vision that existing forum and message board communities have been ignored for too long despite their inherent value as repositories of high value user generated content and community,”  said Sanjay Sabnani, CrowdGather’s Chairman and CEO.  “He brings to us a compelling mix of technology leadership and hands-on expertise and we welcome him to our team.”

Through a growing portfolio of forum and message board communities, CrowdGather is building a leading informational community and advertising matrix around a vastly underestimated social networking tool.  When launched, CrowdGather will connect properties with innovations such as a cross-forum search engine and a centralized ID management tool that allows members to participate in any network discussion with a single login.  CrowdGather will initially focus on its Company owned properties, but will ultimately open up its network to third-party forum owners who wish to benefit from joining this powerful network.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the Company’s business; competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For additional information, please contact:

Contact:	Donna Adalin
CrowdGather, Inc
Phone: 818-435-2472 x102
Email: donna@crowdgather.com

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